Elevation Series Trust 485BPOS

Exhibit 99.(j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the financial statements and financial highlights of TrueShares Technology, AI & Deep Learning ETF, The Opal Dividend Income ETF, TrueShares Eagle Global Renewable Energy Income ETF, TrueShares Active Yield ETF, RiverNorth Patriot ETF and RiverNorth Enhanced Pre-Merger SPAC ETF, each a series of Listed Funds Trust, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

June 10, 2025